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                                                 OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number:          3235-0145
                       UNITED STATES             Expires:      October 31, 2002
            SECURITIES AND EXCHANGE COMMISSION   Estimated average burden
                  Washington, D.C. 20549         hours per response        14.9
                                                 -------------------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                      United States Lime And Minerals, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    911922102
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                                 (CUSIP Number)


                                 October 3, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         | |      Rule 13d-1(b)
         |X|      Rule 13d-1(c)
         | |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 911922102                                              13G

         NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   1     Robert S. Beall
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         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                  (a) |_|
                                                                  (b) |_|
   2     Not Applicable
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         SEC USE ONLY

   3
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         CITIZENSHIP OR PLACE OF ORGANIZATION

   4     Robert S. Beall is a United States citizen.
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                               SOLE VOTING POWER

 NUMBER OF                 5   623,435
   SHARES                  ----------------------------------------------------
BENEFICIALLY                   SHARED VOTING POWER
  OWNED BY
    EACH                   6    -0-
 REPORTING                 ----------------------------------------------------
   PERSON                      SOLE DISPOSITIVE POWER
    WITH
                           7   623,435
                           ----------------------------------------------------
                               SHARED DISPOSITIVE POWER

                           8    -0-
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         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9     623,435
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         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                                                               [ ]
  10     Not Applicable
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         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

  11      10.75%
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         TYPE OF REPORTING PERSON(See Instructions)

  12      IN - Individual
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                                Page 2 of 4 Pages

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Item 1(a).  Name of Issuer:  United States Lime And Minerals, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            13800 Montfort Drive, Suite 330, Dallas, Texas 75240

Item 2(a).  Name of Person Filing:  Robert S. Beall

Item 2(b).  Address of Principal Business Office or, if None, Residence:
            5300 Miramar Lane, Colleyville, Texas 76034

Item 2(c).  Citizenship:  U.S.

Item 2(d).  Title of Class of Securities:  Common Stock

Item 2(e).  CUSIP Number: 911922102

Item 3. If this Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a) |_| Broker or dealer under Section 15 of the Exchange Act.
            (b) |_| Bank as defined in Section 3 (a) (6) of the Exchange Act.
            (c) |_| Insurance company as defined in Section 3 (a) (19) of the
                    Exchange Act.
            (d) |_| Investment company registered under Section * of the
                    Investment Company Act.
            (e) |_| An investment adviser in accordance with Rule 13d-1 (b)
                    (1) (ii) (E);
            (f) |_| An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1 (b) (1) (ii) (F);
            (g) |_| A parent holding company or control person in
                    accordance with Rule 13d- 1 (b) (1) (ii) (G);
            (h) |_| A savings association as defined in Section 3 (b) of the
                    Federal Deposit Insurance Act;
            (i) |_| A church plan that is excluded from the definition
                    of an investment company under Section 3 (c) (14) of the Investment Company Act;
            (j) |_| Group, in accordance with 13d-1 (b) (1) (ii) (J).

            Not Applicable

Item 4.     Ownership

            Provide the following information regarding the aggregate number and percentage of the class of the issuer identified in
            Item 1.

            (a)  Amount beneficially owned: 623,435
            (b)  Percent of class:  10.75%
            (c)  Number of shares as to which such person has:
                 (i)   sole power to vote or to direct the vote  623,435   H

                                   Page 3 of 4

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                           (ii)  shared power to vote or to direct the vote 0
                           (iii) sole power to dispose or to direct the
                                 disposition 623,435
                           (iv) shared power to dispose or to direct the disposition 0

Item 5.           Ownership of Five Percent or Less of a Class
                  Not Applicable

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group
                  Not Applicable

Item 9.           Notice of Dissolution of Group

                  Not Applicable

Item 10.          Certification

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              October 17, 2002
                                  --------------------------------------
                                                 Date

                                   /s/  Robert S. Beall
                                  --------------------------------------
                                                Signature


                                             Robert S. Beall
                                  --------------------------------------
                                                  Name

                                   Page 4 of 4